EXHIBIT 99.1

ChevronTexaco Corporation
Policy, Government & Public Affairs
Post Office Box 6078
San Ramon, CA 94583-0778
www.chevrontexaco.com

FOR RELEASE AT 5:30 AM PDT
JULY 30, 2004

CHEVRONTEXACO REPORTS RECORD QUARTERLY NET INCOME OF $4.1 BILLION

•	Upstream profits of $3 billion up sharply on higher crude oil and natural gas prices and sale of assets in Canada

•	Downstream earnings of $1 billion more than double on improved margins for refined products

•	Milestones achieved during the quarter in several areas of longer-term strategic focus

     SAN RAMON, Calif., July 30, 2004 – ChevronTexaco Corp. today reported record quarterly net income of $4.1 billion ($3.88 per share – diluted) for the second quarter 2004, compared with net income of $1.6 billion ($1.50 per share – diluted) in the year-ago period.

Earnings Summary

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2004	2003	2004	2003
Income From Continuing Operations –
By Major Operating Area[1,2]
Upstream – Exploration and Production	$2,940	$1,262	$4,887	$3,214
Downstream – Refining, Marketing and Transportation	1,044	438	1,684	753
Chemicals	59	34	133	37
All Other	39	(154)	(98)	(329)

Total	4,082	1,580	6,606	3,675
Income From Discontinued Operations – Upstream[2]	43	20	81	41
Cumulative Effect of Changes in Accounting Principles	—	—	—	(196)

Net Income[1,2]	$4,125	$1,600	$6,687	$3,520

[1]Includes foreign currency effects	$45	$(157)	$2	$(202)
[2]Includes income (charges) from special items:
Continuing Operations	$585	$(104)	$530	$(143)
Discontinued Operations	—	(13)	—	(13)

Total	$585	$(117)	$530	$(156)

     Net income for the second quarter 2004 included $585 million ($0.55 per share – diluted) for a special-item gain related to the sale of upstream assets in western Canada and a one-time benefit of $255 million ($0.24 per share – diluted) associated with changes in income tax laws for certain international operations. Net income in the 2003 quarter included net special charges of $117 million ($0.11 per share – diluted).

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     For the first six months of 2004, net income was $6.7 billion ($6.28 per share – diluted), vs. $3.5 billion ($3.31 per share – diluted) in 2003.

     “I am very pleased with our performance in the second quarter both operationally and strategically,” Chairman and CEO Dave O’Reilly said. “Our back-to-back record quarterly earnings this year helped us achieve a 21 percent return on capital employed for the past 12 months. This performance has significantly improved our company’s financial strength, and we are in an excellent position to continue creating value for our stockholders.”

     O’Reilly added, “Our financial strength and positive outlook for earnings and cash flows were among the primary drivers for the 10 percent increase in our quarterly common-stock dividend announced earlier this week, an action that will be immediately followed by a 2-for-1 common-stock split.”

     In remarks on upstream earnings in this year’s second quarter, O’Reilly said the improvement resulted mainly from higher average prices for crude oil and natural gas, along with a significant gain associated with the sale of nonstrategic producing properties in western Canada.

     O’Reilly added, “Our downstream earnings were also markedly higher than the year-ago quarter, as strong demand for refined products in most of the markets in which we operate helped boost industry margins. In addition, we are seeing benefits from the major reorganization of our downstream functions to align them globally.”

     In comments on the company’s debt and cash positions, O’Reilly said the company ended the second quarter with a debt ratio of 23 percent and total cash and marketable securities of over $9 billion, up more than $4 billion from the end of 2003. During the second quarter, the company initiated a targeted $5 billion stock buy-back program and repurchased $600 million of common shares in the open market. During the first half of the year, the company also contributed about $600 million to its employee pension plans.

     O’Reilly also commented on recent milestones and achievements connected with activities of longer-term strategic focus:

     Upstream/Global Gas – businesses whose strategic initiatives are to grow profitably in core areas, build new legacy positions and commercialize the company’s large natural gas resource base:

•	Received from the Angolan government an extension from 2010 to 2030 of the company’s Block 0 concession. The extension agreement formalizes an earlier preliminary agreement governing major Block 0 capital investments, which include the Sanha Condensate Project.

•	Completed the sale of 13 producing fields in western Canada in June, and in July closed on the sales of a Canadian natural gas processing business and the company’s wholly owned subsidiary in the Democratic Republic of Congo. Total proceeds from these sales were $1.1 billion.

•	Announced the expected third-quarter disposition of approximately 150 onshore producing properties and royalty interests in the United States, with a sales price of $1.1 billion.

•	Loaded the first cargo of crude oil from the Karachaganak Field in Kazakhstan at Russia’s Black Sea port of Novorossiysk. This represented the first shipment of Karachaganak production through the Caspian Pipeline Consortium export pipeline that provides access to world markets.

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•	Initiated start-up operations of a fourth LNG train at the North West Shelf Venture facilities in Australia, which is expected to increase the venture’s current LNG production capacity by more than 50 percent by early 2005. ChevronTexaco has a one-sixth interest in the joint venture.

Downstream – businesses whose strategic direction is to improve returns by focusing on areas of market and supply strength:

•	Completed the acquisition of an additional interest in the Singapore Refining Company joint venture. The company’s ownership increased from 33 percent to 50 percent as a result of the transaction, further strengthening ChevronTexaco’s position in one of its core and growing markets.

•	Continued progress toward an objective of selling 1,500 service stations worldwide, with dispositions totaling more than 800 from the program’s inception in 2003 through the second quarter 2004.

•	Resumed the marketing of gasoline under the Texaco retail brand in the United States and announced plans to supply more than 1,000 Texaco retail sites in southern and eastern states by the end of 2004.

•	Became the first U.S. gasoline marketer to meet new performance criteria for top-tier detergent gasoline that were set by four of the world’s largest automakers.

     In summary, O’Reilly said, “Our continued operational and strategic success reflects the tremendous efforts of our employees companywide. Their dedication to excellence, while working in a safe and responsible manner, has provided the foundation to our company’s ability to continue adding value for our stockholders.”

     The company provided additional detail about factors contributing to the $3 billion of earnings in the quarter from the upstream operations. Average prices for U.S. crude oil and natural gas liquids increased nearly 30 percent from the year-ago period to $32.68 per barrel. Internationally, the average liquids price was up 35 percent to $32.48 per barrel. The average sales price for U.S. natural gas increased 9 percent to $5.59 per thousand cubic feet, while internationally the average natural gas price of $2.55 declined 4 percent from a year ago. Worldwide oil-equivalent production, including volumes produced from oil sands and production under an operating service agreement, declined about 4 percent from the 2003 second quarter. About one-half of the decline was associated with properties sold since last year’s second quarter.

     Sales and other operating revenues in the second quarter 2004, excluding those associated with discontinued operations, were $37 billion, up 26 percent from the 2003 period. For the six-month period, comparable sales and other operating revenues of $70 billion increased 17 percent from the 2003 level. The increase in both periods reflected higher sales prices for refined products, crude oil and natural gas.

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EXPLORATION AND PRODUCTION

     U.S. Exploration and Production

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2004	2003	2004	2003
Income From Continuing Operations*	$912	$638	$1,734	$1,633
Income From Discontinued Operations*	43	20	81	41
Cumulative Effect of Accounting Change	—	—	—	(350)

Segment Income*	$955	$658	$1,815	$1,324

*Includes charges from special items:
Continuing Operations	$—	$(45)	$(55)	$(45)
Discontinued Operations	—	(13)	—	(13)

Total Special Items	$—	$(58)	$(55)	$(58)

     U.S. exploration and production income of $955 million in the second quarter increased $297 million from the 2003 period, which included special-item charges of $58 million. Higher crude oil and natural gas prices accounted for most of the improvement between periods. Partially offsetting this benefit to earnings was the effect of lower production.

     Net oil-equivalent production declined 8 percent, or 78,000 barrels per day, from the 2003 quarter. Excluding the effect of property sales, net oil-equivalent production declined about 6 percent between periods. Normal field declines accounted for most of the reduced production, the effects of which were only partially offset by new or increased production in certain fields. The net liquids component of production was down 5 percent to 535,000 barrels per day. Net natural gas production averaged 2 billion cubic feet per day, down 13 percent.

     International Exploration and Production

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2004	2003	2004	2003
Income From Continuing Operations[1,2]	$2,028	$624	$3,153	$1,581
Cumulative Effect of Accounting Change	—	—	—	145

Segment Income[1,2]	$2,028	$624	$3,153	$1,726

[1]Includes foreign currency effects	$22	$(117)	$2	$(163)
[2]Includes income (charges) from special items	$585	$(13)	$585	$(13)

     International exploration and production income of $2 billion, which included a special-item gain of $585 million from the sale of assets in western Canada, increased $1.4 billion from the year-ago quarter. Besides the special-item gain, other major factors contributing to the earnings improvement were higher average prices for crude oil and a one-time benefit of $208 million related to changes in certain income tax laws. Foreign currency effects increased earnings $22 million in the 2004 quarter, but reduced the quarter’s profits in 2003 by $117 million. Favorable exchange-rate movements between periods occurred primarily against the currencies of Canada and the United Kingdom.

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     Net oil-equivalent production, including volumes produced from oil sands and production under an operating service agreement, declined 1 percent, or 22,000 barrels per day, from the year-ago period. The net liquids component declined 24,000 barrels per day to 1,356,000, while natural gas production was up slightly to 2.1 billion cubic feet per day. Excluding the effect of property sales, production increased marginally between periods, as new liquids production in Chad was partially offset by the effect of lower cost-oil recovery volumes under production-sharing terms in Indonesia.

REFINING, MARKETING AND TRANSPORTATION

     U.S. Refining, Marketing and Transportation

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2004	2003	2004	2003
Segment Income	$517	$187	$793	$257

     U.S. refining, marketing and transportation earnings of $517 million were up $330 million from the 2003 quarter. The primary reasons for the increase were improved margins for refined products and higher production at the company’s Pascagoula, Mississippi, refinery, which was undergoing modifications for “clean-fuels” manufacturing during the second quarter 2003.

     The quarter’s average refined-product sales price increased 34 percent to about $51 per barrel. Sales volumes for refined products increased 6 percent to 1,551,000 barrels per day on higher demand for fuel oil and asphalt and an increase in trading sales of gas oils. Branded gasoline sales volumes of 554,000 barrels per day were essentially unchanged from the year-ago quarter.

     International Refining, Marketing and Transportation

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2004	2003	2004	2003
Segment Income[1,2]	$527	$251	$891	$496

[1]Includes foreign currency effects	$27	$(60)	$2	$(78)
[2]Includes charges from special items	$—	$(46)	$—	$(85)

     International refining, marketing and transportation earned $527 million in the 2004 quarter, more than double the earnings in the year-ago period. The improvement resulted mainly from higher refined-product margins in most of the company’s operating areas and a $47 million one-time benefit from changes in certain income tax laws. Foreign currency effects increased earnings $27 million in the 2004 quarter but reduced earnings a year ago by $60 million. Net income in 2003 also included special-item charges of $46 million.

     Total refined-product sales volumes of 2,456,000 barrels per day were 7 percent higher than last year’s quarter. The sales increase was the result of higher military demand for jet fuel and increased trading sales of gasolines.

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CHEMICALS

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2004	2003	2004	2003
Segment Income*	$59	$34	$133	$37

*Includes foreign currency effects	$(2)	$7	$(4)	$10

     Chemical operations earned $59 million, up $25 million compared with the 2003 quarter. Results for the company’s Oronite subsidiary improved on higher margins for lubricant additives. Earnings for the 50 percent-owned Chevron Phillips Chemical Company LLC (CPChem) affiliate also rose, primarily as the result of increased commodity chemical products sales volumes and higher equity-affiliate income.

ALL OTHER

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2004	2003	2004	2003
Net Income (Charges) Before Cumulative Effect of Changes in Accounting Principles*	$39	$(154)	$(98)	$(329)
Cumulative Effect of Accounting Changes	—	—	—	9

Segment Income (Charges)*	$39	$(154)	$(98)	$(320)

*Includes foreign currency effects	$(2)	$13	$2	$29

     All Other consists of the company’s interest in Dynegy, coal mining operations, power and gasification businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.

     Net segment income was $39 million in the second quarter 2004, compared with net charges of $154 million in the corresponding 2003 period. This year’s quarter benefited from higher earnings from the company’s investment in Dynegy and the company’s worldwide power business, a gain on the sale of the company’s gasification technology assets and lower net interest expense.

CAPITAL AND EXPLORATORY EXPENDITURES

     Capital and exploratory expenditures in the first six months of 2004 were $3.8 billion, compared with $3.5 billion in the corresponding 2003 period. Included were approximately $600 million and $400 million for the company’s share of equity affiliate expenditures in 2004 and 2003, respectively. About 54 percent of the total 2004 expenditures were for international exploration and production projects, reflecting the company’s emphasis on increasing international crude oil and natural gas production.

# # #

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7/30/04

NOTICE

ChevronTexaco’s discussion of second quarter 2004 earnings with security analysts will take place on Friday, July 30, 2004, at 8:00 a.m. PDT. A Webcast of the meeting will be available in a listen-only mode to individual investors, media and other interested parties on ChevronTexaco’s Web site at www.chevrontexaco.com under the “Investors” heading. Additional financial and operating information is contained in the Investor Relations Earnings Supplement that is available under “Financial Reports” on the Web site.

ChevronTexaco will post selected third quarter 2004 interim company and industry performance data on its Web site on Wednesday, September 29, 2004, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevrontexaco.com under the “Investors” heading.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     This press release of ChevronTexaco Corporation contains forward-looking statements relating to ChevronTexaco’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this earnings release. Unless legally required, ChevronTexaco undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     Among the factors that could cause actual results to differ materially are crude oil and natural gas prices; refining margins and marketing margins; chemicals prices and competitive conditions affecting supply and demand for aromatics, olefins and additives products; actions of competitors; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; Dynegy Inc.’s ability to successfully complete its recapitalization and restructuring plans; inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; potential failure to achieve expected net production from existing and future oil and gas development projects; potential delays in the development, construction or start-up of planned projects; potential disruption or interruption of the company’s net production or manufacturing facilities due to war, accidents, political events or severe weather; potential liability for remedial actions under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental regulations (including, particularly, regulations and litigation dealing with gasoline composition and characteristics); potential liability resulting from pending or future litigation; the company’s ability to successfully complete the restructuring of its worldwide downstream organization and other business units; the company’s ability to sell or dispose of assets or operations as expected; and the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

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CHEVRONTEXACO CORPORATION - FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME

(unaudited)

		Three Months		Six Months
		Ended June 30		Ended June 30
		2004	2003(1)	2004	2003 (1)
REVENUES AND OTHER INCOME
Sales and other operating revenues (2)		$36,624	$28,994	$69,708	$59,564
Income from equity affiliates		740	215	1,184	480
Other income		937	62	1,082	109

Total Revenues and Other Income		38,301	29,271	71,974	60,153

COSTS AND OTHER DEDUCTIONS
Purchased Crude Oil and Products, Operating and Other Expenses		25,923	20,307	49,288	41,663
Depreciation, depletion and amortization		1,251	1,377	2,453	2,603
Taxes other than on income (2)		4,884	4,508	9,639	8,827
Interest and debt expense		93	118	187	248
Minority interests		18	20	40	42

Total Costs and Other Deductions		32,169	26,330	61,607	53,383

Income From Continuing Operations Before Income Tax Expense		6,132	2,941	10,367	6,770
Income tax expense		2,050	1,361	3,761	3,095

Income From Continuing Operations		4,082	1,580	6,606	3,675
Income From Discontinued Operations		43	20	81	41

Income Before Cumulative Effect of Changes in Accounting Principles		4,125	1,600	6,687	3,716
Cumulative effect of changes in accounting principles, net of tax		—	—	—	(196)

NET INCOME		$4,125	$1,600	$6,687	$3,520

PER-SHARE OF COMMON STOCK
Income From Continuing Operations	- Basic	$3.84	$1.49	$6.21	$3.46
	- Diluted	$3.84	$1.48	$6.20	$3.45
Income From Discontinued Operations	- Basic	$0.04	$0.02	$0.08	$0.04
	- Diluted	$0.04	$0.02	$0.08	$0.04
Cumulative Effect of Changes in Accounting Principles	- Basic	—	—	—	$(0.18)
	- Diluted	—	—	—	$(0.18)
Net Income	- Basic	$3.88	$1.51	$6.29	$3.32
	- Diluted	$3.88	$1.50	$6.28	$3.31
Dividends		$0.73	$0.70	$1.46	$1.40
Weighted Average Number of Shares Outstanding (000’s)	- Basic	1,061,397	1,062,256	1,062,403	1,062,137
	- Diluted	1,064,696	1,063,709	1,065,438	1,063,655

(1) 2003 conformed to the 2004 presentation for discontinued operations.

(2) Includes consumer excise taxes.		$1,921	$1,765	$3,778	$3,456

CHEVRONTEXACO CORPORATION - FINANCIAL REVIEW
(Millions of Dollars)

SPECIAL ITEMS INCLUDED IN NET INCOME (1)

(unaudited)

	Three Months		Six Months
	Ended June 30		Ended June 30
	2004	2003	2004	2003
U.S. Upstream
Litigation provisions	$—	$—	$(55)	$—
Asset dispositions/impairments, net - continuing operations	—	(45)	—	(45)
Asset impairments - discontinued operations	—	(13)	—	(13)
International Upstream
Asset dispositions - continuing operations	585	(13)	585	(13)
International Downstream
Asset impairments - continuing operations	—	(46)	—	(85)

Total Special Items	$585	$(117)	$530	$(156)

INCOME FROM CONTINUING OPERATIONS
- BY MAJOR OPERATING AREA

(unaudited)

	Three Months		Six Months
	Ended June 30		Ended June 30
	2004	2003	2004	2003
Upstream - Exploration and Production
United States	$912	$638	$1,734	$1,633
International	2,028	624	3,153	1,581

Total Exploration and Production	2,940	1,262	4,887	3,214

Downstream - Refining, Marketing and Transportation
United States	517	187	793	257
International	527	251	891	496

Total Refining, Marketing and Transportation	1,044	438	1,684	753

Chemicals	59	34	133	37
All Other (2)	39	(154)	(98)	(329)

Income From Continuing Operations	4,082	1,580	6,606	3,675
Income From Discontinued Operations	43	20	81	41
Cumulative Effect of Changes in Accounting Principles	—	—	—	(196)

Net Income	$4,125	$1,600	$6,687	$3,520

SELECTED BALANCE SHEET ACCOUNT DATA
(unaudited)

	June 30, 2004	Dec. 31, 2003
Cash and Cash Equivalents	$8,339	$4,266
Marketable Securities	$998	$1,001
Total Assets	$88,563	$81,470
Total Debt	$12,125	$12,597
Stockholders’ Equity	$41,026	$36,295

(1)	Because of their nature and sufficiently large amounts, these items are identified separately to help explain changes in net income between periods, as well as help distinguish the underlying trends for the company’s businesses.

(2)	Includes the company’s interest in Dynegy Inc., coal mining operations, power and gasification businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.

CHEVRONTEXACO CORPORATION - FINANCIAL REVIEW

CAPITAL AND EXPLORATORY EXPENDITURES (1)

(Millions of Dollars)

	Three Months		Six Months
	Ended June 30		Ended June 30
	2004	2003	2004	2003
United States
Exploration and Production	$472	$391	$896	$738
Refining, Marketing and Transportation	86	107	139	227
Chemicals	34	27	61	44
Other	103	87	310	156

Total United States	695	612	1,406	1,165

International
Exploration and Production	1,151	1,145	2,028	1,990
Refining, Marketing and Transportation	221	147	311	283
Chemicals	6	5	8	9
Other	—	4	2	7

Total International	1,378	1,301	2,349	2,289

Worldwide	$2,073	$1,913	$3,755	$3,454

OPERATING STATISTICS (1)

	Three Months			Six Months
	Ended June 30			Ended June 30
	2004	2003		2004	2003
NET LIQUIDS PRODUCTION (MB/D):
United States	535	563		534	570
International	1,214	1,266		1,219	1,256

Worldwide	1,749	1,829		1,753	1,826

NET NATURAL GAS PRODUCTION (MMCF/D): (2)
United States	2,001	2,302		2,031	2,333
International	2,098	2,089		2,134	2,115

Worldwide	4,099	4,391		4,165	4,448

OTHER PRODUCED VOLUMES-INTERNATIONAL (MB/D): (3)	142	114		141	95

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	869	947		872	959
International	1,706	1,728		1,716	1,703

Worldwide	2,575	2,675		2,588	2,662

SALES OF NATURAL GAS (MMCF/D):
United States	3,881	3,987		3,950	4,000
International	1,850	2,051		1,894	2,155

Worldwide	5,731	6,038		5,844	6,155

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	177	161		180	216
International	113	103		105	113

Worldwide	290	264		285	329

SALES OF REFINED PRODUCTS (MB/D):
United States	1,551	1,467		1,506	1,397
International	2,456	2,299		2,413	2,314

Worldwide	4,007	3,766	(5)	3,919	3,711	(5)

REFINERY INPUT (MB/D):
United States	969	985		945	910
International	1,063	1,114		1,060	1,099

Worldwide	2,032	2,099	(5)	2,005	2,009	(5)

(1) Includes interest in affiliates.
(2) Includes natural gas consumed on lease (MMCF/D):
United States	51	78		51	59
International	270	256		276	263
(3) Includes other international produced volumes (MB/D):
Athabasca Oil Sands	28	12		28	6
Boscan Operating Service Agreement	114	102		113	89
(4) The oil-equivalent sum of net liquids production, net gas production and other produced liquids.
(5) 2003 volumes conformed to 2004 presentation.